EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement of Sontra Medical Corporation on Form S-8 of our report, dated January 21, 2005, included in the Annual Report on Form 10-KSB of Sontra Medical Corporation for the year ended December 31, 2004.

/s/ Wolf & Company, P.C.

Wolf & Company, P.C.

Boston, Massachusetts

February 16, 2005